Exhibit 10.46

September 20, 2004

Steven Strickland

99 Bayberry Ave.

Provincetown, MA 02657

Dear Steve,

The Brookstone Company and I are extremely pleased to offer you the position of Vice President of Marketing. There are many exciting challenges ahead and we look forward to both a mutually productive and an enjoyable relationship. As reviewed, here are the details of the offer we are extending to you:

•	You are joining Brookstone as Vice President of Marketing, reporting directly to Michael Anthony, Chairman, President and CEO of Brookstone, Inc.

•	Your start date will be on or about September 27, 2004.

•	Your base salary will be $5,288.46 per week ($275,000.00 annualized).

•	You first annual performance review will be for the 2005 fiscal year, and will be administered on or about April 15, 2006, and retroactive to February 1, 2006.

•	You will receive a one-time Bonus of $50,000, which will be paid in April 2005.

•	You will participate in our Management Incentive Bonus (MIB) program. Based on the Company’s performance in the year 2005 you will be eligible for a bonus payment up to a threshold of 35% of your base salary. If the Company exceeds its goals the maximum payout under the plan is 75%. Seventy percent of your bonus payment is guaranteed based on the Company reaching its year 2005 Operating Income goals, thirty percent is based on your individual performance rating as reviewed by the CEO and Board of Directors. You will be guaranteed a minimum MIB bonus payment of $75,000 for fiscal year 2005.

Steven Strickland

Page 2.

•	Upon Board approval you will be granted 20,000 shares of deferred stock; the sole condition of delivery is that you remain employed by Brookstone. This grant of deferred stock will “cliff vest” on the 4th anniversary of your start date.

•	You are eligible to receive a car allowance of $500.00 per month towards a leased or purchased automobile. Brookstone will pay for insurance, registration, maintenance, repairs, and all gas expenses related to company business

•	You, like all Company executives, will be required to sign a Confidentiality Agreement and a release authorizing Brookstone to conduct a background check.

•	You will become eligible for coverage under the medical plan following 30 days of employment. Single coverage costs $20.50 per week, two-person coverage $36.89 per week, and family coverage is $55.34 per week.

•	You will become eligible for coverage under the dental plan, following 30 days of employment. Single coverage costs $5.11 per month, two person coverage $9.20 per month, and family coverage is $13.79 per month.

•	You are eligible to participate in our Flexible Spending Dependent Care and Unreimbursed Medical Accounts following 30 days of employment.

•	As a Salaried Associate, you are eligible for group term life insurance which pays a benefit equal to 200% of your annual base earnings (up to $500k), double indemnity, upon employment. Brookstone pays the premium for this policy.

•	You will become eligible for Short Term Disability and Long Term Disability insurance coverage the first of the month after 180 days of employment. Brookstone pays the premium for these policies.

•	You will become eligible for our Employee Assistance Program (EAP) following 180 days of employment.

•	You will become eligible for enrollment in the Company’s 401(k) upon re-employment.

On an annual basis, Brookstone matches 100% of the first 4% of a participant’s compensation contributed to the 401(k) plan. You are immediately vested in any matching contribution.

•	Immediately upon your date of hire, you are eligible to receive a 30% discount off of the retail price of Brookstone merchandise.

Steven Strickland

Page 3.

•	You are eligible for 3 weeks of vacation in 2005.

The policies and benefits that are summarized here have been voluntarily adopted by Brookstone and may be changed from time to time, with or without notice, and do not create any contractual rights or obligations, nor do they create a contract of employment for any specific term.

•	In the unlikely event your employment is terminated by the Company other than for cause, you will receive a severance package consisting of your base salary for a maximum period of up to twelve (12) months. Any self-employment or other income employment earned during the 12 month period following termination shall reduce the severance package payable.

What is presented in this letter is only a summary; the actual provisions of each benefit plan or insurance policy will govern if there is any discrepancy. If anything here is inconsistent with any federal, state, or local laws, Brookstone will comply with its obligations under such laws.

Brookstone values its employees and looks forward to a mutually satisfactory employment relationship. It is of course understood, however, that you are an employee-at-will and that neither you nor Brookstone is obligated to continue in our employment relationship if either of us does not wish to do so.

Kindly indicate your acknowledgment and acceptance of the terms of this letter by signing the enclosed copy on the space provided. Please keep one copy for your records and return the signed copy to this office.

Sincerely,

Michael Anthony

Chairman, President & CEO

Steven Strickland	Date

MA:cal